For Immediate Release

Citigroup Inc. (NYSE: C)

September 25, 2013

Citigroup Announces Agreement with Freddie Mac to Resolve Potential Future

Mortgage Repurchase Claims

Agreement covers loans originated between 2000 and 2012

New York -- Citigroup today announced an agreement with Freddie Mac to resolve potential future repurchase claims for breaches of representations and warranties on 3.7 million loans sold to Freddie Mac between 2000 and 2012 (“Included Loans”). Citi agreed to pay Freddie Mac $395 million under the agreement, all of which was covered by Citi’s existing mortgage repurchase reserves as of June 30, 2013.

Jane Fraser, CEO of CitiMortgage, said, “Today’s agreement with Freddie Mac marks another important milestone in successfully resolving Citi’s remaining legacy mortgage issues. Looking forward, Citi remains focused on continuing to provide high quality mortgage products and service to our customers.”

Citi’s agreement with Freddie Mac covers potential future origination-related representation and warranty claims on the Included Loans. It does not release Citi’s liability with respect to its servicing or other ongoing contractual obligations on the Included Loans. It also does not release liability to a population of fewer than 1,000 loans originated between 2000 and 2012 with certain characteristics such as loans sold with recourse or some guarantee of performance and loans currently in the repurchase process. Citi currently believes it is adequately reserved for the loans not covered by the agreement. Citi has and will continue to work with Freddie Mac on the timely repurchase of any mortgage loans sold to Freddie Mac that do not meet Freddie Mac’s requirements.

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Citi
Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

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Certain statements in this release, including the adequacy of Citi’s loan loss reserves for loans not covered by the agreement with Freddie Mac, are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results and capital and other financial conditions may differ materially from those included in these statements due to a variety of factors, including but not limited to the precautionary statements included in this document and trends in residential mortgage repurchase claims, repurchases/make-whole payments and default rates. More information about these factors and other factors that may affect Citi’s future results is contained in Citi’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citi’s 2012 Annual Report on Form 10-K. Precautionary statements included in such filings should be read in conjunction with this document.

© 2012 Citigroup Inc. Citibank, N.A., Member FDIC. Citi and Citibank and Arc Design are registered service marks of Citigroup Inc.

Media Contact:	Mark Costiglio	(212) 559-4114

Investors:	Susan Kendall	(212) 559-2718

Fixed Income Investors:	Peter Kapp	(212) 559-5091